Exhibit 10.2

April 4, 2018

Mr. Brad Wolfe

12504 Alcanza Dr

Austin, TX 78739

VIA EMAIL: bwolfeaustin@gmail.com

Dear Brad:

We are excited to work with you as CFO to transform this company. We believe that you will be an outstanding leader for FalconStor and, thereafter, a key relationship not only for the Company but also for its major stakeholders including Hale Capital Partners and the Company’s board members. It is with pleasure that I confirm FalconStor’s offer of employment to you for the position of Chief Financial Officer. The principal terms of the Company’s offer are outlined in this letter. Your employment with the Company will commence on the day you report for work, currently targeted as March 23, 2018 (the “Hire Date”), and shall be subject to and contingent upon obtaining satisfactory results from a background check. We are pleased to enter into this letter agreement (this “Agreement”) with you regarding the terms and conditions of your employment.

1. Position and Responsibilities. While you are employed by the Company, you shall serve as Chief Financial Officer for the Company. In that capacity, you will shall report to the Chief Executive Officer of the Company (your “Manager”), and perform such duties as the Manager may direct from time to time. You shall be obligated to work full time for the Company and to devote your full time, attention, energy, knowledge and skills to carrying out your duties and responsibilities. You agree to perform the duties required by this Agreement faithfully, diligently and to the best of your ability in a manner that is in the best interests of the Company and its members and with such care as an ordinary prudent person in a like position would use under similar circumstances. You also agree that you will not use any confidential information or trade secrets of any third party in violation of any agreement or the rights of such third party in the performance of your duties required by this Agreement, and that you will not knowingly violate any United States federal, provincial, state or local laws or regulations applicable to you, the Company, its products, services or operations including, without limitation, the provisions of the United States Foreign Corrupt Practices Act or the regulations promulgated thereunder in the performance of such duties. You acknowledge that the Company’s Common Stock is registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Act”) and accordingly the Company is required to make public filings under Section 13 of the Act. In connection with such filings, you will be deemed the principal executive officer of the Company and You are aware of your obligations under the securities laws with respect to being designated the principal executive officer. A trade secret shall have the meaning provided by law, and is generally intended to mean information, including a formula, pattern, compilation, program, device, method, technique or process, that (a) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. You will be subject to and must comply fully with all Company policies and procedures that may be adopted that are applicable to employees, as may be established or amended from time to time.

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2. Compensation.

(a) While you are employed by the Company, your base salary (the “Base Salary”) on an annualized basis shall initially be $US240,000. Your Base Salary shall be payable in regular installments in accordance with the Company’s general payroll practices and shall be subject to taxes and withholding deductions as are required by applicable law and as may be made in connection with the Company’s benefit plans and programs. The Base Salary for any payment period in which your employment commences or terminates will be prorated on a daily basis, and you will be entitled to receive the prorated amount of the Base Salary for the actual number of days in the applicable payment period that you were employed with the Company.

(b) During 2018, you shall be eligible to earn a cash bonus of US$10,000 for any quarter the Company has Net Working Capital – Cash (“NWC-Cash”) metric, which is calculated using the following formula at the end of each quarter, in excess of $27,500.

[Cash] + [Accounts Receivable] + [Prepaid Expenses] – [Accounts Payable]
– [Deferred Expenses] – [Financing Principle]

In addition, during 2018, you shall be eligible to earn additional incentive compensation of an annual bonus of up to US$70,000 based upon the achievement of goals as determined by the Manager, in consultation with you, and as described in a separate Incentive Compensation Agreement that shall be consistent with an incentive plan for the senior management of the team. It is intended that cash bonuses shall be paid quarterly at 12.5% of the target amount for the results obtained in each of the first three quarters of a fiscal year with the balance, equivalent to 62.5% of the target amount, paid upon full year achievement. Future annual incentive based compensation will be set annually by the Compensation Committee.

(c) During 2018, the Company plans to form a new equity incentive plan. While the terms of the equity incentive plan will be decided by the Board of Directors and voted upon by shareholders, you will be eligible for participation. All equity-based incentive compensation pools shall be subject to change at the sole discretion of the Board of Directors.

(d) The Company shall provide Employee with paid vacation in accordance with the Company’s policies.

(e) You and any eligible family members will be entitled to participate in the Company’s group employee benefit programs (such as group medical, dental and vision insurance), on the same basis as other employees, in accordance with the terms of those programs, as they may be amended from time to time.

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3. Reimbursement of Expenses. The Company shall reimburse you for all reasonable, ordinary and necessary expenses you incur in connection with the performance of your duties on behalf of the Company, provided that all requests for expense reimbursement must be submitted on forms and documented in accordance with and subject to the reimbursement policies and procedures of the Company.

4. Termination of Employment. At the Company, your employment is at will. This means that either you or the Company may terminate your employment at any time, for any reason or no reason, with or without notice, and with or without cause, without further obligation or liability. Without modifying the foregoing, the Company appreciates your consideration of its business needs and convenience if you choose to end your employment, and requests that you consult with the Manager to determine a period of reasonable notice (e.g., at least two weeks) that would allow for an orderly transition of your duties. The Company reserves the right to change your job duties and other terms and conditions of employment, with or without notice, as it deems appropriate. No amendment or exception to the Company’s at-will employment policy can be made at any time, for any reason, unless it is in writing, directed to you personally, signed by the Chairman of the Compensation Committee. Nothing in this letter creates or constitutes, or should be construed to create or constitute, a contract of employment for a set term between you and the Company. This letter supersedes any prior representations or agreements, whether written or oral, regarding employment with the Company. Your covenants under this Section 4 and Sections 5, 6, 7, 8, 11 and 12 shall survive any termination of your employment with the Company regardless of the circumstances of the termination. Immediately upon the termination of your employment with the Company, or at such earlier time as requested by the Company, you shall (i) return or cause to be returned to the Company (and will not keep in your possession or deliver or cause to be delivered to any other person) (A) all documents, property, information, software, materials, files, mailing lists, database information and other records of or relating to the Company or its affiliates or portfolio companies or that were compiled, acquired or generated by you, or which you had access to, or possession, care, custody or control of, during your employment with the Company (and all copies thereof) and (B) all keys, credit cards, identification cards, personal computers and other property of the Company, in each case within your possession, custody or control, copies of any Confidential Information (as defined below) in your possession or otherwise subject to your control, and (ii) execute and deliver to the Company a certificate, in form and substance satisfactory to the Company, to the effect that you have complied with your obligations under this paragraph. Notwithstanding the forgoing, if you are let go by the Company for any reason other than cause, and upon signing a separation agreement, the Company will pay severance equal to your base salary based on the following:

•	Under 12 months: 3 months
•	12+ months: 6 months

For purposes of this Agreement, your employment with the Company will be deemed to have been involuntarily terminated for Cause if your services are terminated by the Company for one or more of the following reasons: (i) willful and repeated failure to perform duties or contravention in any material respect of specific written lawful directions related to a material duty or responsibility which is directed to be undertaken by the Manager; (ii) conviction of guilty or nolo contendere plea to, a misdemeanor which is materially and demonstrably injurious to the Company or any felony; (iii) commission of an act, or a failure to act, that constitutes fraud, gross negligence or willful misconduct (including without limitation, embezzlement, misappropriation or breach of fiduciary duty resulting or intending to result in personal gain at the expense of the Company); and (iv) violation of any applicable laws, rules or regulations or failure to comply with the ongoing confidentiality, non-solicitation and non-competition obligations to the Company, corporate code of business conduct or other material policies of the Company in connection with or during performance of your duties to the Company that could, in the Manager’s opinion, cause material injury to the Company, which violation, if curable, is not cured within thirty (30) days after notice thereof to you.

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Payment will be due in a lump sum upon termination or in regular pay periods over the prescribed period at the discretion of the Company. The Company will cover COBRA expenses during the same time period.

5. Confidentiality.

(a) During the course of your employment with the Company, you acknowledge that you will learn about, acquire, have access to, be provided with, and/or have possession, custody or control of Confidential Information (as defined below) regarding the business, operations, activities, products, services, clients, customers, accounts, and finances of the Company and its affiliates and portfolio companies, as well as third parties with whom the Company may do business or contemplate transactions from time to time. Accordingly, you agree to maintain and ensure the strictest confidentiality of all Confidential Information, and that, without the prior written consent of the Company, you will not, directly or indirectly, at any time whether during or after your employment with the Company:

(i)	except in the performance of services for the Company or one of its affiliates or portfolio companies, reproduce, distribute, transmit, reverse engineer, decompile, disassemble, or transfer, directly or indirectly, in any form, or for any purpose, any Confidential Information;
(ii)	disclose, divulge or reveal any Confidential Information to anyone other than an officer, director, employee, or authorized representative of the Company who has a need to know such Confidential Information; or
(iii)	use any Confidential Information for any purpose other than for the sole benefit of the Company or its affiliates or portfolio companies’ in the proper conduct of the Company’s or such affiliates’ or portfolio companies’ business, provided, however, that this restriction shall not apply to (i) any Confidential Information that is or becomes generally known to the public through no fault on your part, and (ii) any Confidential Information that you are required to disclose pursuant to an enforceable order of a court of competent jurisdiction or another government agency having appropriate authority.

(b) If you are ordered by a court or other government agency to disclose any Confidential Information, you shall (i) promptly notify the Company of such order, including providing the Company with a copy of any order, (ii) upon the request of the Company, diligently contest such order, (iii) upon the request of the Company, seek to obtain such confidential treatment as may be available under applicable laws for any information disclosed under such order, and the Company shall reimburse you for the reasonable legal costs you incur in connection with (ii) and (iii) within the time frame of your obligation to pay such costs, and (iv) in any event only disclose the exact Confidential Information, or portion thereof, specifically requested by the order.

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(c) For the purposes of this Agreement, “Confidential Information” means trade secrets and other confidential or proprietary information and property pertaining to the business and affairs of the Company and/or the Company’s affiliates, and the respective clients, customers, licensees, licensors, distributors, contractors, suppliers and developer of, for or to any of them, including, without limitation, data, databases, works in progress or not in fact published, know-how, concepts and ideas, methods, techniques and technical information, research and development, records, forecasts, data, files or other information of the Company relating to products, services, operations, processes, procedures, designs, drawings, formula, test data, software, firmware and computer programs (including source code and documentation) and elements of design (including, for example, programming data bases), customer lists, prospect lists and other information, business plans, or any other confidential information of, about, or concerning the Company’s business. Confidential Information shall also include marketing and promotional plans, opportunities and strategies, cost and pricing information and strategies and/or other subject matter pertaining to any business of the Company or any of its clients, customers, consultants, licensees or affiliates, which you may produce, obtain or otherwise acquire during the course of your employment. You further agree not to deliver, reproduce or in any way allow any such Confidential Information, or any documentation relating thereto, to be delivered or used by any third parties without specific direction or consent of a duly authorized representative of the Company.

(d) The obligations of this Section 5 shall continue in perpetuity.

(e) Notwithstanding the foregoing, in the event that the Company or one of its affiliates should become party to a confidentiality or similar agreement with respect to the confidential information of a third party, and you are exposed to, have possession of or otherwise know any of such third party confidential information, you shall comply with the terms and provisions of such confidentiality agreement to the extent that they are more stringent than the terms of this Agreement.

(f) From time to time, you may also be required to sign separate confidentiality agreements with the Company.

(g) The terms of this Agreement are confidential and must not be discussed by you with any person or entity other than the Company’s signatory to this Agreement, or in confidence with your spouse or personal financial or legal advisors.

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6. Non-Solicitation and Non-Competition. In consideration of the grant of the Units from the equity incentive plan when completed:

(a) Grantee covenants and agrees that, for the period commencing upon the date hereof and ending 18 months after Employment Termination (the “Restrictive Period”), Grantee shall not, and shall not influence any other person or entity to in any manner, directly or indirectly, (i) solicit, call on, entice, induce or contact, or attempt to solicit, call on, entice, induce or contact, any Person or business that is a customer or business partner of the Company or its Affiliates to terminate or otherwise restrict, limit, reduce or alter its relationship with the Company or its Affiliates or to become a customer of any other Person or business for the purpose of obtaining competitive products, (ii) solicit, call on, entice, induce or contact, or attempt to solicit, call on, entice, induce or contact, any Person that is a licensee, licensor, distributor or supplier of or developer for the Company or its Affiliates to terminate its relationship with the Company or its Affiliates with respect thereto or to become a licensee, licensor, distributor, supplier of or developer for any other Person or business which designs, develops, produces, licenses, sells or distributes products or services that are competitive with the products or services sold, marketed, offered, provided, developed or planned by the Company (or its Affiliates but solely with respect to such competitive business of such other Person or business), or (iii) maliciously or willfully interfere or attempt to interfere with or hinder, or use any Confidential Information to interfere or attempt to interfere with or hinder, the relationship of the Company or its Affiliates with any Person or business that, during the 12 month period immediately prior to Employment Termination, was a customer, licensee, licensor, distributor, supplier or developer or business partner of the Company or its Grantee covenants and agrees that, during the Restrictive Period, Grantee will not personally or in association with others, and whether on behalf of or in conjunction with any Person or business, directly or indirectly, hire or cause any other Person or business to hire any Person who is, or at any time during the 3 month period prior to Employment Termination was, an employee, consultant, agent, or independent contractor of the Company or its Affiliates, or solicit, aid in the solicitation of, raid, induce, encourage, persuade or recruit, or attempt to solicit, raid, induce, encourage, persuade or recruit, any Person who is, or at any time during the 3 month period prior to Employment Termination was, an employee, consultant, agent, or independent contractor of the Company or its Affiliates, to terminate or alter such employment, retention or engagement with the Company or its Affiliates, or to apply for or accept employment, retention or engagement with any Person or entity other than the Company or its Affiliates.

(b) Grantee covenants and agrees that, during Grantee’s employment with the Company as Chief Financial Officer or its Affiliates, and in the Geographic Territory for a period of one year following Employment Termination, Grantee shall not, directly or indirectly, whether individually or in conjunction with others, officer, CFO, member, stockholder, partner, owner, employee, independent contractor, consultant, joint venturer, principal, or agent of any business, or in any other capacity, other than on behalf of the Company or its Affiliates, organize, establish, own, operate, manage, control, engage in, participate in, invest in, permit Grantee’s name to be used by, act as a consultant or advisor to, render services for (alone or in association with any Person or business), or otherwise assist any Person or business that engages in or owns, invests in, operates, manages or controls any venture or enterprise, which engages in any business conducted by the Company or any of its subsidiaries on the date of Employment Termination or within 12 months prior to Employment Termination (the “Business”). Geographic Territory means any state, province or non-U.S. country in which the Company or its Affiliates conducts business.

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7. Non-Disparagement. From and after the date hereof, you shall not publish or communicate, make any statement, comment or remark, whether oral or written, to any person or entity, about any other employee or former employee of the Company, the Company, any of the Company’s affiliates or portfolio companies, including without limitation any member of the Company or any of their respective affiliates or representatives, or any other investment entity for which the Company (or any affiliate of the Company) serves as investment CEO or adviser or acts in a similar capacity which could reasonably be construed to be derogatory, defamatory or disparaging to such other person or entity in any way or which could impair the name, reputation and goodwill of such other person or entity, including without limitation remarks, comments or statements that impugn the character, honesty, integrity or morality or business acumen or abilities in connection with any aspect of the operation of business of the individual or entity being disparaged.

8. Assignment of Inventions. You acknowledge and agree that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, works of authorship and all similar or related information (whether or not patentable) that relate to any of the actual or anticipated business of the Company, and all research and development or existing or future products or services that relate to any of the actual or anticipated business of the Company and are conceived, developed or made by you (whether alone or jointly with others) while employed by the Company and all intellectual property rights inherent in or related to the foregoing (“Work Product”), belong to the Company to the full extent allowable by Section 2870 of the California Labor Code or any like statute of any other state and you hereby assign and transfer to the Company your entire right, title and interest that you may have in and to such Work Product. Section 2870 provides as follows:

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.

(2) Result from any work performed by the employee for his employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

9. Assignment or Waiver of Moral Rights. Any assignment of copyright hereunder (and any ownership of a copyright as a work made for hire) includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively “Moral Rights”). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, you hereby waive such Moral Rights and consent to any action of the Company that would violate such Moral Rights in the absence of such consent. You will confirm any such waivers and consents in writing from time to time as requested by the Company.

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10. Disclosure of Inventions. You promise and agree to promptly disclose to your immediate supervisor or to such other person designated by Company, such Work Product, and to perform all actions reasonably requested by the Company (whether or not during or after your employment with the Company) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments). The terms and provisions of this paragraph shall survive the termination of your employment with the Company. You will also disclose to the Chief Executive Officer or President (or other person designated by the Company) all inventions and works of authorship that would be Work Product if made during the period of your employment with the Company and that are made, discovered, conceived, reduced to practice, or developed by you within six (6) months after the termination of your employment with the Company which resulted, in whole or in part, from your prior employment by the Company. Such disclosures will be received by the Company in confidence (to the extent such Work Product are not assigned to the Company pursuant to this Agreement), and do not extend the assignment made in this Agreement. You agree that the remuneration you receive pursuant to this Agreement, includes any bonuses or remuneration which you may be entitled to under applicable law for any “works made for hire,” “inventions made for hire” or other Work Product assigned to the Company pursuant to this Agreement.

11. Execution of Documents. In connection with section 9, you further agree to execute, acknowledge and deliver to the Company or its nominee upon request and at its expense all such documents, including without limitation, applications for patents and copyrights and assignments of inventions, patents and copyrights to be issued therefore as the Company may determine necessary or desirable to apply for and obtain patents and copyrights on such assignable inventions in any and all countries and/or to protect the interest of the Company or its nominee in such inventions, patents and copyrights and to vest title thereto in the Company or its nominee. You hereby irrevocably designate and appoint the Company and its duly authorized officers and agents, as your agents and attorney- in-fact to act for and on your behalf and instead of you, to execute and file any documents, applications or related findings and to do all other lawfully permitted acts to further the purposes set forth above in this Section 11, including, without limitation, the perfection of assignment and the prosecution and issuance of patents, patent applications, copyright applications and registrations, trademark applications and registrations or other rights in connection with such Work Product and improvements thereto with the same legal force and effect as if executed by you.

12. Maintenance of Records. You agree to keep and maintain adequate and current written records of all inventions made by you (in the form of notes, sketches, drawings and as may be specified by the Company), which records shall be available to and remain the sole property of the Company at all times. All Company Documents and Materials are and will be the sole property of the Company. “Company Documents and Materials” include, but are not limited to, blueprints, drawings, photographs, charts, graphs, notebooks, customer lists, computer disks, tapes or printouts, sound recordings and other electronic, printed, typewritten or handwritten documents, sample products, prototypes and models. You agree that during your employment by the Company, you will not remove any Company Documents and Materials from the business premises of the Company or deliver any Company Documents and Materials to any person or entity outside the Company, except as you are required to do in connection with performing the duties of your employment. You further agree that, immediately upon the termination of your employment by you or by the Company for any reason, or during your employment if so requested by the Company, you will return all Company Documents and Materials, apparatus, equipment and other physical property, or any reproduction of such property, excepting only (i) your personal copies of records evidencing your hire, compensation and benefits as an employee of the Company; (ii) your personal copies of any materials generally distributed to stockholders of the Company that you received in your capacity as a stockholder of the Company; and (iii) your copy of this Agreement.

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13. Prior Inventions. It is understood and agreed that all inventions, if any, patented or unpatented, which you make prior to your employment by the Company, are excluded from the scope of this Agreement. To preclude any possible uncertainty, you shall set forth on Exhibit 1, attached hereto, a complete list of all of your prior inventions, including numbers of all patents and patent applications, a brief description of all unpatented inventions which are not the property of a previous employer. You represent and covenant that the list is complete and that if no items are on the list, you have no such prior inventions. You agree to notify the Company in writing before you make any disclosure or perform any work on behalf of the Company which appears to threaten or conflict with proprietary rights you claim in any invention or idea. In the event or your failure to give such notice, you agree that you will make no claim against the Company with respect to any such inventions or ideas. If in the course of your employment with the Company, you incorporate into a Company product, process, machine or other deliverable a prior invention owned, controlled or licensable by you or in which you have an interest, the Company is hereby granted and will have a nonexclusive, royalty-free, fully paid up, irrevocable, perpetual, sublicensable, transferable, worldwide license under all intellectual property rights in and to such prior invention to make, have made, modify, use, market, sell, offer to sell, import, distribute, make derivative works of, and otherwise exploit any product or offer any service.

14. Other Obligations. You acknowledge that the Company from time to time may have agreements with other persons, which impose obligations or restrictions on the Company regarding inventions made during the course or work thereunder or regarding the confidential nature of such work. You agree to be bound by all such obligations and restrictions and to take all action necessary to discharge the obligations of the Company thereunder.

15. Trade Secrets of Others. You represent that your performance of all the terms of this Agreement, and as an employee of the Company, does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by you in confidence or in trust prior to your employment with the Company, and you will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to any previous employer or others, and you agree not to enter into any agreement either written or oral in conflict herewith.

16. Representation. You represent that your execution, delivery, performance and observance of this Agreement and your employment with the Company as contemplated hereby do not and will not conflict with, result in any breach of the terms of, or constitute a default under any other agreement to which you are a party or by which you are bound, or any policy or rules to which you are subject, including but not limited to any agreement with, or policies or rules of, your current, or any prior, employer. You represent that you are not subject to any duties as an officer, director, employee or partner or other fiduciary of any current or prior employer or other entity or person that will or could cause you to breach the terms of Section 1 of this Agreement. You represent that on your first day of work you will be free to accept employment hereunder without any contractual restrictions, express or implied, with respect to any of your current or prior employers.

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17. Successors and Assigns. This Agreement will bind upon, inure to the benefit of, and be enforceable by you and the Company and the Company’s successors and permitted assigns. Your personal services are of the essence of this Agreement, and you may not assign or delegate any of your rights or duties under this Agreement to any other party without the prior consent of the Company, and any attempted assignment or delegation by you without such consent shall be void and of no effect.

18. Governing Law; Jurisdiction. This Agreement will be construed in accordance with the laws of the State of New York without regard to any choice of law principles that would require or permit the application of the laws of any other jurisdiction, and, subject to Section 19, exclusive jurisdiction will be in a court of competent subject matter jurisdiction in New York, New York. Each party hereby irrevocably consents to the personal jurisdiction of any such court for purposes of any proceeding relating to this Agreement and waives any objection to the convenience of any such court.

19. Arbitration.

(a) You and the Company shall attempt in good faith to resolve any disagreement, dispute, controversy or claim arising out of or relating to this Agreement, your employment by the Company or the termination thereof (a “Dispute”) promptly by negotiations between you and the Company. Each party hereto agrees that all Disputes that cannot be resolved in a timely manner shall be resolved by binding arbitration in New York, NY, before the American Arbitration Association (“AAA”), in accordance with rules of the AAA then in effect.

(b) Any party to this Agreement may give any other party a written notice of any Dispute not resolved in a timely manner (a “Dispute Notice”), specifying the nature of the asserted Dispute and requesting a meeting to resolve the same. If no resolution of the Dispute is reached within ten (10) days after the delivery of the Dispute Notice, the party that delivered the Dispute Notice (the “Disputing Party”) may, within twenty (20) days after the delivery of the Dispute Notice, commence arbitration hereunder by delivering to each other party involved in the Dispute (the “Respondent”) a notice of arbitration (a “Notice of Arbitration”). The parties will cooperate with each other in causing the arbitration to be held in as efficient and expeditious a manner as practicable.

(c) The arbitrator shall be selected by the mutual agreement of the parties, if possible. If the parties fail to reach agreement on the appointment of the arbitrator within thirty (30) days following receipt by the Respondent of the Notice of Arbitration, the AAA shall appoint the arbitrator for the Dispute.

(d) It is the intention of the parties hereto that discovery, if any, shall be limited in nature and scope, shall be conducted expeditiously, shall have as its sole purpose the obtaining of information that is directly relevant and necessary to the presentation of the requesting party’s case, shall be conducted in a fair, cooperative and courteous manner, and shall be accomplished primarily if not exclusively by the voluntary exchange of documents and information. Unless the parties otherwise mutually agree in writing, (i) all discovery will be completed within sixty (60) days following the selection of the arbitrator, and (ii) no depositions will be taken.

(e) Any submission of a matter to arbitration shall include joint written instructions of the parties requiring the arbitrator to render a decision resolving the Dispute within thirty (30) days following the submission thereof.

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(f) Each party hereto agrees that the arbitrator’s decision will be final and binding on both parties on all claims which were raised or which could have been raised and agrees to waive its rights to seek any remedies in court, including its right to a jury trial. Notwithstanding the foregoing, any proceeding for equitable relief in respect of an actual, alleged, or threatened breach of Section 4, 5, 6, 7 or 8 hereof, and any action to enforce any arbitration order, may be commenced and conducted in any court of competent jurisdiction.

20. Entire Agreement. This Agreement contains the entire understanding between you and the Company with respect to your employment by the Company and may be modified only in a document signed by you and the Company and referring explicitly to this Agreement. You represent that you have (1) read this Agreement in full; and (2) been herein advised to retain your own counsel to answer your questions associated with this Agreement. In executing this Agreement, you represent that you have not relied on any representation or statement not set forth herein, and you expressly disavow any such representations or statements.

21. Severability. The invalidity or unenforceability of any term or provision hereof in any circumstances shall not affect the validity or enforceability of any other term or provision hereof or of such term or provision in other circumstances. In the event any provision of this Agreement is found for any reason to be invalid or unenforceable, any court of competent jurisdiction is hereby authorized to reform this Agreement by replacing such invalid or unenforceable provision with a valid and enforceable provision that, to the fullest extent possible, achieves the purposes of the provision found to be invalid or unenforceable. Without limiting the generality of the foregoing, if at any time any provision of Sections 5-9 shall be found to be invalid or unenforceable by reason of being vague or unreasonable as to duration, geographic scope, or scope of activities restricted, or for any other reason, any court of competent jurisdiction is hereby authorized to reform this Agreement by deleting such invalid or unenforceable provision and/or replacing such invalid or unenforceable provision with a valid and enforceable provision that applies to the maximum possible duration, geographic scope, and scope of activities.

22. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

23. Remedies. You acknowledge that (a) a breach of one or more of the covenants set forth herein would be likely to result in immediate irreparable injury to the Company for which money damages would not be an adequate remedy, and (b) equitable remedies, including orders for specific performance and ex parte relief, are appropriate in case of an actual, apparent, or threatened breach of any such Section. In addition, without limiting the remedies for any breach of any restriction on you set forth in Sections 5-9, if you breach the covenants applicable to you contained in Section 5-9, the Incentive Units (or any contractual rights substituted therefore) shall immediately terminate and any Shares issued upon the exercise of the Warrants shall be forfeited. The covenants and restrictions set forth in this letter shall survive termination of your employment with the Company. If you breach any covenant set forth in this Agreement, you acknowledge and agree that the duration of any covenant so violated shall automatically be tolled from the date of the first breach until the date judicial relief providing effective remedy for such breach or breaches is obtained by the Company, or until Company states in writing that it will seek no judicial relief for such breach.

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24. Personal Development. The Company believes in developing its executives and will fund your enrollment in 3 PSI Personal Development classes with the expectation that you will be able to complete these classes prior to year-end. If you find these classes useful, we welcome working with you to sponsor the Company’s key executives for the introductory Basic Seminar.

25. Section 409A. Compensation under this Agreement is intended to be exempt from or to comply with Section 409A of the Internal Revenue Code of 1986 (and any interpretive guidance promulgated thereunder), as amended from time to time (“Section 409A”), including, but not limited to, the exceptions for short-term deferrals, reimbursements, and in-kind distributions, and shall be administered accordingly. The Agreement shall be construed and interpreted with such intent.

Any reimbursement or allowance provided to you under this Agreement that would constitute nonqualified deferred compensation subject to Section 409A shall be subject to the following additional rules: (i) no allowance or reimbursement of any expense shall affect your right to allowance or reimbursement in any other taxable year; (ii) allowance or reimbursement shall be made, if at all, promptly, but not later than the end of the calendar year following the calendar year in which the expense was incurred or for which the allowance was provided; and (iii) the right to allowance or reimbursement shall not be subject to liquidation or exchange for any other benefit.

Notwithstanding anything herein to the contrary, (i) if at the time of your termination of employment with the Company, you are a “specified employee” as defined in Section 409A and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you until the date that is six months following your termination of employment with the Company (or the earliest date as is permitted under Section 409A) and (ii) if any other payments of money or other benefits due to you hereunder could cause the application of an accelerated or additional tax under Section 409A, such payments or benefits shall be deferred if deferral will make such payments or other benefits compliant under Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax.

The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of the Agreement are determined to constitute deferred compensation subject to Section 409A but do not satisfy an exemption from, or the conditions of, such Section.

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Please note this offer is contingent upon your providing proof to the Company (as required by Federal law) of your legal right to work in the United States within the first three days of work. Please indicate your acceptance of this offer of employment on the terms and conditions of employment contained in this Agreement by signing in the space provided below and returning to us a copy of this Agreement bearing your signature.

Sincerely,

FalconStor Software

By:	/s/ Martin Hale Jr.
Martin Hale Jr., Member of the Board of Directors & Chairman of Compensation Committee

Accepted and Agreed:

/s/ Brad Wolfe
Brad Wolfe

Date:	4/4/18

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